THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO a21, INC. AND SUPERSTOCK, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, a21, Inc., a Texas corporation (“a21”) and Superstock, Inc., a Florida corporation (“Superstock” and together with a21, each a “Company” and collectively, the “Companies”), jointly, severally and unconditionally promise to pay to _______________, _______________, Fax: ___________ (the “Holder”) or its registered assigns or successors in interest, the sum of __________ Dollars ($_______), together with any accrued and unpaid interest hereon, on March 31, 2011 (the “Maturity Date”) if not sooner paid.

This Secured Convertible Term Note (the “Note”) is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Companies (or their agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Companies of this Note to the new holder or the issuance by the Companies of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Companies (or their agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof by and among the Companies, the Holder, the holders of the other Notes (as defined therein) (together with the Holder, collectively, the “Holders”) and Queequeg Partners, L.P., as agent for such Holders (in such capacity the “Agent”) (as amended, modified and/or supplemented from time to time, the “Purchase Agreement”). This Note is subject to the terms and conditions of, and entitled to the benefits of, the provisions of the Purchase Agreement (including, but not limited to, the covenants set forth in Section 6 of the Purchase Agreement).

This Note is one of a series of Notes of like tenor in an aggregate principal amount of up to Fifteen Million Five Hundred Thousand Dollars ($15,500,000) issued by the Company pursuant to the terms of the Purchase Agreement.

The following terms shall apply to this Note:

ARTICLE I

CONTRACT RATE AND AMORTIZATION

1.1 Contract Rate. Subject to Section 1.3, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to five percent (5.0%) per annum (the “Contract Rate”). Interest shall be (i) calculated on the basis of a 365 day year, and (ii) payable quarterly, in arrears, commencing on July 1, 2006, on the first business day of each consecutive calendar quarter thereafter through and including the Maturity Date, and on the maturity of this Note , whether by acceleration or otherwise.

1.2 Principal Payments. The aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall be made by the Companies on the Maturity Date.

1.3 Contract Rate Adjustment. a21 shall use its commercially reasonable efforts (including the filing of any necessary documentation with the Securities and Exchange Commission (“SEC”) and applicable state authorities) to obtain the written authorization of a majority of its shareholders (the “Approval”) to increase the number of its authorized shares (the “Share Increase”) to allow for the full conversion of the Notes into Common Stock. If the Approval is not obtained prior to July 30, 2006, so long as the Holders who are shareholders of a21 (as of the record date for voting on the Share Increase) shall have delivered to a21 the necessary written authorization to vote all of their shares of a21 for the Share Increase, the Contract Rate shall be increased by one percent (1.0%) per annum on July 30, 2006 and on the 30th day of each calendar month thereafter, up to a maximum of fifteen percent (15.0%) per annum, until the Approval is obtained. Immediately upon obtaining the Approval, the Contract Rate shall be decreased to five percent (5.0%) per annum.

1.4 Payments in Cash. Except as provided herein, all payments of principal and interest by each Company under this Note shall be made in United States Dollars in immediately available funds to an account specified by the Holder.

1.5 Default Rate. In the event that any amount due hereunder is not paid when due, such overdue amount shall bear interest at an annual rate of fifteen percent (15.0%) until paid in full.

1.6 Maximum Permitted Rate. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

ARTICLE II

CONVERSION AND REDEMPTION

2.1 Optional Redemption in Cash.

(a) Subject to the terms set forth in Section 2.1(b) below, with the prior written consent of either (i) the Holder or (ii) the holders of Notes representing at least a seventy percent (70%) of the aggregate principal amount of the Notes then outstanding (the “Required Holders”), the Companies may prepay this Note (“Optional Redemption”) by paying to the Holder the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement.

(b) Notwithstanding the terms set forth in Section 2.1(a) above, prior to the Companies effecting an Optional Redemption, the Companies must give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, at least ten (10) business days’ prior written notice of the date on which such Optional Redemption shall take place. The Holder shall have the option, at any time prior to the date of the Optional Redemption, to convert all or any portion of the issued and outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the Fixed Conversion Price in accordance with the terms set forth in Article III.

ARTICLE III

HOLDER’S CONVERSION RIGHTS

3.1 Optional Conversion. Subject to the terms set forth in this Article III, the Holder shall have the right, but not the obligation, prior to the Maturity Date, to convert, at any time and from time to time, all or any portion of the issued and outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the then applicable Fixed Conversion Price. The initial Fixed Conversion Price shall be $0.65 per share of Common Stock (the “Fixed Conversion Price”), subject to adjustment as set forth in this Article III. The shares of Common Stock to be issued upon such conversion are herein referred to as, the “Conversion Shares.”

3.2 Mechanics of Holder’s Conversion.

(a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit A hereto (appropriate completed) (“Notice of Conversion”) to a21 and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued interest that are being converted. No conversion shall be for less than $250,000 or the remaining balance of the Note. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to a21 within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to a21 in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, a21 will issue instructions to the transfer agent and, to the extent required, accompanied by an opinion of counsel within three (3) business days of the date of the delivery to a21 of the Notice of Conversion and shall or shall cause the transfer agent to either (i) transmit or (ii) permit the Holder to directly obtain the certificates representing the Conversion Shares to the Holder within three (3) business days after receipt by a21 of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by a21 of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides a21 written instructions to the contrary. The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder thereof for any issuance tax in respect thereof, provided that a21 shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder. a21 will not at any time close its transfer books against the transfer, as applicable, of this Note or of any shares of Common Stock issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.

(b) If the Company shall fail to cause the transfer agent to either (x) transmit or (y) permit the Holder to directly obtain, a certificate to the Holder for the number of Conversion Shares to which the Holder is entitled upon conversion on or prior to any Delivery Date (a “Conversion Failure”) pursuant to Section 3.2(a) (so long as such Conversion Failure is not a direct result of such Holder’s action or failure to act), then to the extent permitted under applicable law, such Purchaser shall be entitled to engage in “short sales” with respect to the number of Conversion Shares requested to be issued pursuant to this Section 3.2(b).

3.3 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest to be converted, if any, by the then applicable Fixed Conversion Price. No fractional shares of Common Stock shall be issued upon any conversion of this Note into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 3.3, be delivered upon such conversion, the Company, in lieu of delivering such fractional share of Common Stock, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Common Stock.

3.4 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to this Note shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

(a) Reclassification. If any capital reorganization, reclassification of the capital stock of a21, consolidation or merger of a21 with another corporation in which a21 is not the survivor, or sale, transfer or other disposition of all or substantially all of a21’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion of this Note such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Fixed Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof. a21 shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than a21) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of a21, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase and receive, without regard to any conversion limitation specified in this Article III, and the other obligations under this Note. The provisions of this paragraph (a) shall similarly apply to any successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(b) Stock Splits, Combinations; Dividends and Distributions. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend or distribution is paid on the Common Stock or any preferred stock issued by a21 in shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Fixed Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by a21 so that the Holder thereafter converting this Note shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if the Note had been converted immediately prior to such event upon payment of a Fixed Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder, without regard to any conversion limitation specified in this Article III. Such adjustments shall be made successively whenever any event listed above shall occur.

(c) Intentionally Omitted.

(d) Adjustments. An adjustment to the Fixed Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment. In the event that, as a result of an adjustment made pursuant to this Article III, the Holder shall become entitled to receive any shares of capital stock of a21 other than shares of Common Stock, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Note.

(e) Share Issuances. Subject to the provisions of this Section 3.4, if a21 shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 3.4(a), (b) or (c) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof; (iii) pursuant to options, warrants, shares or other obligations to issue shares as consideration for the purchase price in connection with the acquisition of any person’s or entity’s equity interests or assets which have been approved by a majority of the independent directors serving on a21’s Board of Directors; (iv) pursuant to incentives granted by a21 pursuant to plans approved by a21’s Board of Directors; or (v) pursuant to a joint venture, strategic alliance or comparable agreement which have been approved by a majority of the independent directors serving on a21's Board of Directors) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then subject to the limitations set forth in the next sentence (x) in respect of any Follow On Offerings, the Fixed Conversion Price shall be immediately reset to the lowest Offer Price of such Following On Offerings and (y) with respect to all other offerings, the Fixed Conversion Price shall be immediately reset pursuant to the formula in the paragraph below. For purposes hereof, the issuance of any security of the Company convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities; provided, however, that notwithstanding anything to the contrary set forth herein, the Fixed Conversion Price shall in no event, at anytime, be less than $0.50 (as the same may be adjusted pursuant to Sections 3.4(a), (b) and (c) above). No Follow On Offerings shall in any event have an Offer Price of less than $0.50. The Fixed Conversion Price shall only be adjusted downward.

Other than with respect to a Follow On Offering, if the Company issues any additional shares of Common Stock for a consideration per share less than the then-applicable Fixed Conversion Price pursuant to this Section 3.4 then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

(AxC)+(BxD)
A + B

A = Total amount of shares issued and outstanding

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offer Price

(f) Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 3.4(c) above, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of a21 (irrespective of the accounting treatment thereof); and

(iii) upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by a21 for the issuance of such securities plus the additional minimum consideration, if any, to be received by a21 upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 3.4(d)).

(g) Notice of Events. In case at any time:

(i) a21 shall declare any dividend upon its Common Stock or any other class or series of capital stock of a21 payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(ii) a21 shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of a21 any additional shares of stock of any class or other rights; or

(iii) there shall be any capital reorganization or reclassification of the capital stock of a21, any acquisition or a liquidation, dissolution or winding up of a21; then, in any one or more of said cases, a21 shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of a21, (a) at least 10 days’ prior written notice of the date on which the books of a21 shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clauses (i) and (ii) of this Section 3.4(g) and (b) in the case of any event set forth in clause (iii) of this Section 3.4(g), at least 10 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (iii) of this Section 3.4(g).

(h) Notice of Adjustment. Upon any adjustment of the Fixed Conversion Price, then and in each such case a21 shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of a21, which notice shall state the Fixed Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

3.5 Reservation of Shares. Commencing on the date a21 receives written consent of the requisite number of shareholders for the increase of its authorized capital under applicable law and a21 has, in accordance with applicable state and securities laws, notified all of its shareholders of such increase, but in no event after June 30, 2006, during the period the conversion right exists, a21 will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note. a21 represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. a21 agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note. Without limiting the generality of the foregoing, a21 will from time to time take all such commercially reasonable action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Fixed Conversion Price in effect at the time. a21 shall take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. a21 shall not take any action which results in any adjustment of the Fixed Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would exceed the total number of shares of Common Stock then authorized by a21’s Certificate of Incorporation.

3.6 Registration Rights. The Holder has been granted registration rights with respect to the Conversion Shares as set forth in the Registration Rights Agreement dated as of the date hereof.

3.7 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by a21 to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV of this Note, a21 shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

3.8 Required Conversion. In the event that the forty-five day Volume Weighted Average Price (“VWAP”), as defined herein, is greater than or equal to $1.00, subject to adjustment from time to time in accordance with the provisions of this Article III, then a21 may, at its sole option, provide within one (1) business day following the last Trading Day used to calculate such VWAP, the Holder irrevocable written notice (“Call Notice”) requiring the conversion at the Fixed Conversion Price of all or a portion of the Note held by the Holder with five (5) business days of the date of the Call Notice (the “Call Date”), provided a registration statement covering resales of that number of Conversion Shares provided for in the Call Notice has been declared effective and is available for use by the Holders pursuant to the terms of the Registration Rights Agreement. For the purposes of this Section 3.8, “VWAP” means the weighted average selling price of each trade of the Common Stock on forty-five consecutive Trading Days, as defined herein, weighted by the number of shares of Common Stock sold at each such price. “Trading Day” shall mean any day on which the shares of Common Stock are traded on a Principal Market (as defined in the Purchase Agreement).

ARTICLE IV

EVENTS OF DEFAULT

4.1 Events of Default. The occurrence of any of the following events set forth in this Section 4.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. Any Company fails to pay when due, whether at maturity, upon acceleration or otherwise, (i) any installment of principal in accordance herewith, or (ii) any installment of interest in accordance herewith or any of the other Obligations (under and as defined in the Master Security Agreement) and, with respect to this clause (ii), such failure shall continue for a period of five (5) days following the date upon which such payment was due;

(b) Breach of Covenant. Any Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note (other than with respect to an Event of Default set forth in this Section 4.1) and such breach continues for a period of twenty (20) days after such Company receives from Agent notice of the occurrence thereof;

(c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by, or on behalf of, any Company or any of its Subsidiaries in, or in connection with, this Note, the Purchase Agreement or any other Related Agreement shall at any time be false or misleading in any material respect on the date as of which made or deemed made, if that representation or warranty is not by its terms already qualified as to materiality;

(d) Default Under Other Agreements. The occurrence of any default (or similar term) in the observance or performance of any other agreement or condition relating to any indebtedness of greater than $500,000 in aggregate principal amount of any Company or any of its Subsidiaries beyond the period of grace (if any), if the effect of such default is to accelerate, or gives the holder or holders of such indebtedness the right to accelerate its stated maturity or any such indebtedness becomes due;

(e) Bankruptcy. Any Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or failure to have dismissed within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(f) Judgments. Any judgments, attachments or levies in excess of $300,000 in the aggregate are made upon any Company or any of its Subsidiary’s assets or a judgment is rendered against any Company’s property involving a liability of more than $300,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(g) Insolvency. Any Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(h) Indictment. A felony indictment of any Company or any of its Subsidiaries or any executive officer of a21 or any of its Subsidiaries under any criminal statute relating to fraud or deceit which has a Material Adverse Effect;

(i) The Purchase Agreement and Related Agreements. (i) An Event of Default (as such term is defined in each of the Purchase Agreement and any other Related Agreement) shall occur, (ii) any Company or any of its Subsidiaries shall breach any term or provision of the Purchase Agreement or any other Related Agreement in any respect and such breach, if capable of cure, continues unremedied for a period of twenty (20) days after such breach, (iii) any Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement or (iv) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of any Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

(j) Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that a21 shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice;

(k) Transfers or Dispositions of Collateral. Any transfer or disposition of Collateral, except in the ordinary course of business as expressly permitted under the Purchase Agreement or any other Related Agreement; or

(l) Liens. Any liens created by the Master Security Agreement shall at any time not constitute a valid and perfected first priority lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Holders, free and clear of all other liens (other than Permitted Encumbrances (as defined in the Master Security Agreement), or any of the security interests granted pursuant to the Master Security Agreement shall be determined to be void, voidable, invalid or unperfected, are subordinated or are ineffective to provide the Holder with a perfected, first priority security interest in the collateral covered by the Master Security Agreement, free and clear of all other liens (other than Permitted Encumbrances) or, except for expiration or termination in accordance with their terms, the Master Security Agreement shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof or the Purchase Agreement or any other Related Agreement shall be contested by the Company.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Required Purchasers (as defined in the Purchase Agreement) by notice to the Agent, with respect to (a) through (d) and (f) through (l), and (B) automatically, with respect to (e). Upon the occurrence of any Event of Default, the Agent, on behalf of the Holders, may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity, including, without limitation, exercising its rights under the Purchase Agreement and other Related Agreements. If an Event of Default occurs, the Company shall pay to the Holders or the Agent, on behalf of the Holders, the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Agent in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder and under the Purchase Agreement and other Related Agreements.

4.2 Limitation on Holder Remedies. Anything in the Purchase Agreement or the Related Agreements to the contrary notwithstanding, Holder agrees with each other Holder that to the extent Agent or Required Purchasers have the right to take or cause to be taken any action, course of action or enforcement, no Holder, shall take any such action to protect or enforce its rights arising out of the Purchase Agreement, the Notes or the other Related Agreements (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Purchasers, it being the intent of Holders that any such action to protect or enforce rights under the Purchase Agreement, the Notes and the other Related Agreements shall be taken in concert and at the direction or with the consent of Agent or Required Purchasers, as applicable.

ARTICLE V

MISCELLANEOUS

5.1 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full.

5.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

5.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof or in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Companies at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, or at such other address as any Company or the Holder may designate by five (5) days advance written notice to the other parties hereto.

5.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented in writing and consented to by the Required Purchasers, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

5.6 Assignability. This Note shall be binding upon the Companies and their respective successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. The Companies may not assign any of their obligations under this Note without the prior written consent of the Required Purchasers, any such purported assignment without such consent being null and void.

5.7 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT EACH COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

(c) EACH COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

5.8 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.9 Security Interest. Agent, for the benefit of all Holders, has been granted a security interest (i) in certain assets of the Companies as more fully described in the Master Security Agreement dated as of the date hereof and (ii) in the equity interests of Superstock UK Ltd. pursuant to the Deed of Charge Over Shares dated as of the date hereof. The Master Security Agreement grants the Holder certain rights with respect to such collateral upon an Event of Default.

5.10 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.11 Joint and Several Liability. Other than with respect to matters related to the Common Stock, including, without limitation, the issuance or conversion thereof, and registration rights, each Company hereby acknowledges that their financial obligations under this Note, the Purchase Agreement or any other Related Agreement are joint and several.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each Company has caused this Secured Convertible Term Note to be signed in its name effective as of this ___ day of _________, 2006.

a21, INC.

By:
Name:
Title

SUPERSTOCK, INC.

By:
Name:
Title

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Secured Convertible Term Note into Common Stock)

[Name and Address of a21]

The undersigned hereby converts $_________ of the principal under the Secured Convertible Term Note dated as of _________, 200__ (the “Note”) issued by a21, Inc. (“a21”) and Superstock, Inc. by delivery of shares of Common Stock of a21 (“Shares”) on and subject to the conditions set forth in the Note.

1. Date of Conversion                        _______________________

2. Shares To Be Delivered:  _______________________

                                         [HOLDER]

By:__________________________________

Name:________________________________

Title:_________________________________